Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (No. 333-142201, No. 333-99911 and No. 333-38836) on Form S-8 of Asta Funding, Inc. of our report dated December 27, 2007 with respect to our audits of the consolidated balance sheet of Asta Funding, Inc. and subsidiaries as of September 30, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended September 30, 2007, which report appears in the September 30, 2008 annual report on Form 10-K of Asta Funding, Inc.
/s/ Eisner LLP
New York, New York
March 12, 2009